Exhibit 99.1
RADIATION THERAPY SERVICES, INC. COMPLETES MERGER WITH AN
AFFILIATE OF VESTAR CAPITAL PARTNERS, L.P.
Ft. Myers, Florida (February 21, 2008) —Radiation Therapy Services, Inc. (NASDAQ:RTSX) announced today the completion of its previously announced $1.1 billion merger with an affiliate of Vestar Capital Partners, L.P. At a special meeting held on February 6, 2008, the shareholders of Radiation Therapy Services voted to approve the merger agreement that the Company entered into on October 19, 2007. Under the terms of the merger agreement, Radiation Therapy Services shareholders are entitled to receive $32.50 in cash, without interest, for each share of Radiation Therapy Services common stock held. Effective as of the closing of the market today, Radiation Therapy Services common stock will cease to be traded on the NASDAQ Stock Market.
In commenting on the closing of the merger, Dr. Daniel E. Dosoretz, Chief Executive Officer of Radiation Therapy Services, said, “We recognize the effort of Vestar and all parties to ensure the timely completion of the merger in today’s difficult financing market. We are pleased to partner with a prominent private equity firm that shares our commitment to the Company and its mission of delivering the highest quality of care.”
James L. Elrod, Jr., managing director of Vestar Capital Partners, L.P., added, “We are pleased to successfully close this transaction and appreciate all the hard work undertaken by management, our financing sources and advisors to achieve this outcome. We are very excited about the opportunity and the ability to work alongside a very talented and experienced management team and extraordinary group of physicians.”
Shareholders of Radiation Therapy Services who possess stock certificates will receive instructions by mail from American Stock Transfer & Trust Company, the paying agent, concerning how and where to forward their certificates for payment of the merger consideration. For shares held in “street name” by a broker, bank or other nominee, shareholders will not need to take any action to have shares converted into cash, as this will be handled by the broker, bank or other nominee. Questions about the deposit of merger proceeds should be directed to the appropriate broker, bank or other nominee.
The merger consideration and refinancing of previously existing debt was provided by affiliates of Vestar and through financing arranged by Wachovia Capital Markets, LLC, BNP Paribas Securities Corp. and Sumitomo Mitsui Banking Corporation.
Wachovia Capital Markets acted as financial advisor to Radiation Therapy Services in connection with the transaction. Morgan Joseph & Co. Inc. served as financial advisor to the Special Committee of the Board of Directors. Shumaker, Loop & Kendrick, LLP served as legal counsel to Radiation Therapy Services. Kirkland & Ellis LLP and Kennedy Covington Lobdell & Hickman, L.L.P served as legal counsel to Vestar.

About Radiation Therapy Services, Inc.
Radiation Therapy Services, Inc., which operates radiation treatment centers primarily under the name 21st Century Oncology, is a provider of radiation therapy services to cancer patients. The Company’s 84 treatment centers are clustered into 27 local markets in 16 states, including Alabama, Arizona, California, Delaware, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island and West Virginia. The Company is headquartered in Fort Myers, Florida. More information about the Company can be found at its Web site http://www.rtsx.com. RTSXG
About Vestar
Vestar Capital Partners is a leading international private equity firm specializing in management buyouts and growth capital investments. The firm’s investment strategy is targeted towards companies in the U.S., Europe and Japan with valuations in the $100 million to $5 billion range. Since the firm’s founding in 1988, the Vestar funds have completed over 60 investments in companies with a total value of approximately $22 billion. These companies have varied in size and geography and span a broad range of industries. The firm’s strategy is to invest behind incumbent management teams, family owners or corporations in a creative, flexible and entrepreneurial way with the overriding goal to build long-term franchise value. Vestar currently manages funds with committed capital totaling approximately $7 billion and has offices or affiliates operating in New York, Boston, Denver, Milan, Munich and Tokyo.
Company Contact:
David Watson, CFO
Radiation Therapy Services, Inc.
(239) 931-7281
Media Contact:
Jason Rando
The Ruth Group
(646) 536-7025
Vestar Capital Partners Contact:
James Elrod, Jr.
Managing Director
(212) 351-1609
Michael Claes
(212) 614-5236

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